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                                                                    EXHIBIT 2.01

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT made this 28th day of January, 1998, by and among FLOWERS INDUSTRIES, INC., a Georgia corporation (hereinafter referred to as "Purchaser"), ARTAL LUXEMBOURG S.A., a Luxembourg corporation (hereinafter referred to as "Seller") and KEEBLER FOODS COMPANY, a Delaware corporation (hereinafter referred to as "Keebler").

                              W I T N E S S E T H:

         WHEREAS, Purchaser and Seller are stockholders of Keebler; and

         WHEREAS, Seller has requested, and Purchaser has consented to, a demand registration pursuant to Section 1.1(a) of Annex A of the Stockholders' Agreement;

         WHEREAS, Seller and Purchaser have caused Keebler to file a Registration Statement with the Securities and Exchange Commission relating to the sale of such number of Seller's Shares and Bermore's Shares (other than Acquired Shares) as may be determined by Seller; and

         WHEREAS, it is expected that the Registration Statement will be declared effective by the SEC at 12:00 p.m. today, subsequent to the execution of this Agreement; and

         WHEREAS, based upon an evaluation of their discussions with the Underwriters and generally prevailing market conditions, each of the parties hereto believes that the Underwriting Agreement will be executed on the date hereof; and

         WHEREAS, if the initial public offering is consummated, Seller and Purchaser have agreed that Purchaser will purchase a portion of Seller's Shares simultaneously with and conditioned upon the Closing, upon the terms and conditions set forth herein.

         NOW, THEREFORE, for and in consideration of the premises and the mutual promises, agreements, representations, warranties and covenants hereinafter set forth, and the sum of ten dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby specifically agreed to and acknowledged, the parties hereto agree as follows:



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         1.       DEFINITIONS.

                  As used herein, the following terms shall have the following meanings unless the context otherwise requires:

                  1.1 "Acquired Shares" shall mean 9,581,169 shares of Keebler Stock to be sold by Seller to Purchaser at Closing, representing approximately 11.4% of the outstanding Keebler Stock and which, together with the purchase of the Bermore Purchase Shares, shall result in approximately fifty-one percent (51%) ownership of the Keebler Stock, on a fully diluted basis, by Purchaser on the Closing Date.

                  1.2 "Affiliate" shall mean any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another Person. The term "control" includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  1.3      "Agreement" shall mean this Stock Purchase Agreement.

                  1.4 "Bermore" shall mean Bermore, Ltd., a Bermuda Limited Company.

                  1.5 "Bermore Agreement" shall mean the Stock Purchase and Stockholder's Agreement, among Bermore, Purchaser, Seller and Keebler of even date herewith.

                  1.6 "Bermore Purchase Shares" shall mean 1,616,691 shares of Keebler Stock to be sold by Bermore to Purchaser at Closing, representing approximately 1.9% of the outstanding Keebler Stock and which, together with the purchase of the Acquired Shares, shall result in approximately fifty-one percent (51%) ownership of the Keebler Stock, on a fully diluted basis, by Purchaser on the Closing Date.

                  1.7 "Bermore's Shares" shall mean the shares of Keebler Stock owned by Bermore.

                  1.8 "CEO Consent Period" shall have the meaning set forth in Section 13.1.3.

                  1.9 "Closing" shall mean the consummation of the sale of the Acquired Shares pursuant to the terms and conditions of this Agreement.

                  1.10 "Closing Date" shall mean the date on which the Closing occurs pursuant to Section 7.1.

                  1.11 "DGCL" shall mean the General Corporation Law of the State of Delaware.

                  1.12 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.



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                  1.13     "Extension Period" shall have the meaning set forth
in Section 13.4.

                  1.14 "GFI Stockholder's Agreement" shall mean that certain GFI Stockholder's Agreement dated as of June 4, 1996 by and among Keebler, G. F. Industries, Inc., Seller and Purchaser.

                  1.15 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust and Improvements Act of 1976, as amended.

                  1.16 "Initial Stock Repurchase Consent Period" shall have the meaning set forth in Section 13.2.1.

                  1.17 "IPO" shall mean a public offering of shares of Keebler Stock owned by Seller and Bermore pursuant to the provisions of Section
2.3 hereof.

                  1.18 "IPO Price" shall mean the price per share of Keebler Stock at which it will be sold to the public pursuant to the Underwriting Agreement, without giving effect to any underwriting spread, discounts, commissions or reallowances.

                  1.19 "Keebler" shall mean Keebler Foods Company, a Delaware corporation, formerly named "INFLO Holdings Corporation."

                  1.20 "Keebler Stock" shall mean the common stock, $.01 par value per share, of Keebler.

                  1.21 "Lockup Period" shall mean the period set forth in the Underwriting Agreement during which restrictions will be placed on transfers of Keebler Stock by Seller, as such period may be reduced or waived by the Underwriters, with respect to all of the remaining shares of Keebler Stock owned by the Seller upon Closing.

                  1.22 "Management" shall mean the members of management of Keebler who either (i) directly own shares of Keebler Stock as of the date hereof or (ii) have been granted stock options by Keebler to purchase shares of Keebler Stock (A) as of the date hereof, (B) pursuant to stock option plans approved by Seller pursuant to Section 13.1 or (C) pursuant to stock options issued under plans permitted pursuant to the proviso set forth in paragraph (f) of Annex C.

                  1.23 "1933 Act" shall mean the Securities Act of 1933, as amended.

                  1.24 "Per Share Purchase Price" shall mean the price derived by dividing (i) the sum of (A) one hundred ten percent (110%) of the IPO Price times the aggregate number of Acquired Shares and Bermore Purchase Shares, plus (B) the lesser of (1) five percent (5%) of the IPO Price times the aggregate number of Acquired Shares and Bermore Purchase Shares, or (2) $13,000,000 by (ii) the number of Acquired Shares and Bermore Purchase Shares.


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                  1.25     "Person" shall mean an individual, a partnership, a
joint venture, a corporation, an association, a joint stock company, a limited liability company, a trust, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

                  1.26 "Public Float" shall mean the number of shares of Keebler Stock that are available for trading in the public market, and shall not in any event include (i) shares of capital stock of Keebler beneficially owned by Seller, Purchaser, Bermore or Management prior to being sold in a transaction resulting in such shares trading in the public market or (ii) shares of capital stock of Keebler which are subject to statutory, contractual or other restrictions on transfer.

                  1.27     "Purchase Price" shall have the meaning set forth in
Section 2.2 hereof.

                  1.28 "Purchaser" shall mean Flowers Industries, Inc., a Georgia corporation.

                  1.29 "Registration Statement" shall mean a Registration Statement on Form S-1 in respect of the IPO (File No. 333-42075).

                  1.30 "SEC" shall mean the U.S. Securities and Exchange Commission.

                  1.31 "Second Stock Repurchase Consent Period" shall have the meaning set forth in Section 13.2.2.

                  1.32 "Securities" shall mean (a) Keebler Stock, (b) any other capital stock of Keebler issued after the date hereof and (c) any capital stock of Keebler issued in respect of previously issued capital stock, or in substitution thereof, in connection with any stock split, reverse stock split, dividend or combination, or any recapitalization, reclassification, merger, consolidation, exchange or other similar reorganization.

                  1.33 "Seller" shall mean Artal Luxembourg S.A., a Luxembourg corporation.

                  1.34 "Seller Directors" shall mean members of the Board of Directors of Keebler nominated by Seller pursuant to Section 12.1 hereof.

                  1.35 "Seller's Shares" shall mean the shares of Keebler Stock owned by Seller.

                  1.36 "Standard Consent Period" shall have the meaning set forth in Section 13.1.1.

                  1.37 "Stockholders' Agreement" shall mean that certain Stockholders' Agreement dated as of January 26, 1996 among Keebler, Seller and Purchaser.

                  1.38 "Underwriters" shall mean Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and SBC Warburg Dillon Read Inc.


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                  1.39     "Underwriting Agreement" shall mean the Underwriting
Agreement to be executed subsequent to the effectiveness of the Registration Statement among the Underwriters, Keebler, Bermore and Seller in respect of the IPO.

         2.       COVENANTS AND UNDERTAKINGS.

                  2.1 Purchase of Acquired Shares. Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants, agreements, undertakings and obligations contained herein, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase, the Acquired Shares, free and clear of all liens, claims and encumbrances of any nature at the Closing.

                  2.2 Purchase Price and Payment for the Acquired Shares. The purchase price (the "Purchase Price") to be paid by Purchaser to Seller for the Acquired Shares will be equal to the Per Share Purchase Price times the number of Acquired Shares, and shall be payable at Closing in cash by wire transfer in same day funds to an account or accounts specified by Seller.

                  2.3 IPO. The parties hereto acknowledge that Keebler has filed the Registration Statement with the SEC for registration of such numbers of Seller's Shares and Bermore's Shares as may be determined by Seller. The parties hereto agree that Seller has requested and Purchaser has consented to a demand registration pursuant to Section 1.1(a) of Annex A of the Stockholders' Agreement, and in connection therewith, agree to use their reasonable best efforts to (i) cause the Registration Statement to be declared effective by the SEC, (ii) engage in all actions reasonably requested by the Seller, Purchaser or the Underwriters in order to effectuate or facilitate the marketing and sale of Seller's Shares and Bermore's Shares and (iii) assist in and take all other actions in furtherance of the consummation of the IPO. The procedures, further agreements, rights and obligations of the parties hereto regarding the Registration Statement and the sale of any portion of Seller's Shares thereunder (including any procedures, further agreements, rights and obligations applicable after the Closing) shall be governed by the procedures in Annex A of the Stockholders' Agreement applicable to demand registrations made pursuant to
Section 1.1(a) of such Annex A, except that notwithstanding anything to the contrary contained therein or herein, the reasonable fees and disbursements of counsel to Seller in respect of the IPO shall be paid by Keebler as provided in
Section 14.7. Seller agrees that it shall not terminate or materially amend, extend or otherwise modify the Underwriting Agreement without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed).

                  2.4 Bermore Purchase. The parties hereto recognize that pursuant to Section 3.3 and 3.4 of the GFI Stockholder's Agreement, Bermore has certain "tag along" rights and Purchaser and Seller have certain "drag along" rights as more fully described in said sections. In lieu thereof, the parties recognize that, pursuant to the Bermore Agreement, Bermore will sell to Purchaser, and Purchaser will purchase from Bermore, the Bermore Purchase Shares at the Per Share Purchase Price.

                  2.5 Bermore Participation in IPO. The parties hereto acknowledge that pursuant to Section 1.2 of Annex A to the GFI Stockholder's Agreement, (i) Bermore has certain


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rights regarding "Incidental Registrations" as more fully described therein,
(ii) the written notification requirements of such Section 1.2 have been satisfied and/or waived and (iii) Bermore has elected to include the Bermore IPO Shares (as such term is defined in the Bermore Agreement) for sale in the IPO in accordance with the terms and provisions of the Bermore Agreement.

                  2.6 Termination of Stockholders' Agreement. Seller, Purchaser and Keebler covenant and agree to terminate, the Stockholders' Agreement effective upon the Closing except that the provisions contained in Annex A thereof which by their terms are applicable after the consummation of an offering made pursuant thereto (including, without limitation, provisions relating to indemnification and contribution) shall continue to remain in full force and effect as provided therein with respect to Seller's Shares sold in the IPO.

                  2.7 Compliance with Securities Laws. In connection with the transactions contemplated by this Agreement, the parties hereto agree to cooperate with one another in complying with the applicable provisions of the 1933 Act and the Exchange Act and the general rules and regulations of the SEC thereunder, and all other applicable federal and state securities laws, and each of them agree to furnish the other, or its counsel, with such information and to take such actions as may be reasonably requested in respect of such compliance.

                  2.8 Resignation. Seller covenants to cause to be delivered at the Closing the resignation of one (1) of the three (3) Directors nominated by it currently serving on the Board of Directors of Keebler, such resignation to be effective immediately following the Closing. The remaining Directors nominated by Seller shall continue to serve and remain on Keebler's Board of Directors for the remainder of their terms in accordance with, and subject to, the provisions of Keebler's Bylaws and Section 12.1 hereof. The parties acknowledge that prior to the IPO, the terms of Keebler's Board of Directors will be staggered such that (i) approximately one-third of the members shall be elected each year for a three-year term, (ii) in order to effectuate such staggered terms the individuals serving on the Board of Directors immediately following the IPO will be classified as to whether they will stand for re-election at the next ensuing annual meeting of Shareholders, the annual meeting one year thereafter, or the annual meeting two years thereafter and
(iii) the Seller Directors shall be classified in the annual meeting two years thereafter category.

                  2.9 Consents and Approvals. The parties agrees to use their respective best efforts to obtain the waiver, consent and approval of all persons whose waiver, consent or approval is required in order to consummate the transactions contemplated by this Agreement.

                  2.10 HSR Act Filings. The parties hereunder acknowledge that the required filings in connection with the transactions contemplated by this Agreement under the HSR Act have been made with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and, the parties hereunder agree that, as promptly as practicable from time to time hereafter, they shall make, in cooperation with each other, all such further filings and submissions, and take such further action, as may be required in connection therewith. The parties shall furnish each other all information in its or their possession necessary for compliance by the others with the provisions of this Section 2.10. The parties hereto shall each


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notify the others immediately upon receiving any request for additional information with respect to such filings from either the Antitrust Division of the Department of Justice or the Federal Trade Commission and the party receiving the request shall use its best efforts to comply with such request as soon as possible. Subject to the termination provisions of this Agreement, no party shall withdraw any such filing or submission without the written consent of the other parties.

                  2.11 DGCL ss. 203 Opt-Out. Seller, Purchaser and Keebler covenant and agree to take all actions necessary to cause Keebler, on or prior to the Closing Date, to adopt an amendment to Keebler's certificate of incorporation or bylaws expressly electing not to be governed by Section 203 of the DGCL (or any successor statute adopted subsequent to the date hereof by the State of Delaware or, if Keebler reincorporates in a jurisdiction other than the State of Delaware, any similar statute of any such jurisdiction) and further covenant to take all actions necessary to cause such amendment to be approved by vote of a majority of the shares of Keebler Stock entitled to vote thereon. Such amendment shall be effective as provided in DGCL Section 203(b) and if such amendment is made to Keebler's bylaws it shall not be further amended by the Board of Directors.

                  2.12 Actions by Keebler. Each of Artal and Flowers will use its best efforts to cause Keebler to (i) take any action required to be taken in connection with the consummation of the transactions contemplated hereby or (ii) refrain from taking any action inconsistent with the consummation of the transactions contemplated hereby. Artal and Flowers, acting jointly, will, if necessary, take all steps permitted under applicable law to replace any director who refuses or otherwise fails to use his best efforts to direct Keebler to comply with such covenants with a director who both Artal and Flowers believe in good faith will cause Keebler to comply with such covenants.

                  2.13 FIRPTA. Keebler agrees to deliver to Seller, at Closing, the Certificate set forth on Section 8.2.3.4 and to deliver to the Internal Revenue Service, as promptly as practicable and in any event within thirty (30) days of the Closing, the Notice set forth in Section 8.2.3.4.

         3.       REPRESENTATIONS AND WARRANTIES OF THE SELLER.

                  The Seller represents and warrants to, and for the benefit of, Keebler and Purchaser as follows:

                  3.1 Organization and Standing. Seller is a duly organized and validly existing corporation in good standing under the laws of Luxembourg.

                  3.2 Authority and Status. The Seller has the corporate capacity and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Seller of this Agreement and each and every agreement, document, and instrument provided for herein have been duly authorized and approved by the Directors of Seller and this Agreement has been duly executed and delivered by the Seller. This Agreement and each and every agreement, document, and instrument to be executed, delivered and performed by the Seller in connection herewith


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constitute or will, when executed and delivered, constitute the valid and legally binding obligations of the Seller, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable general equitable principles (whether considered in a proceeding in equity or at law) or by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

                  3.3 Agreement Does Not Violate Other Instruments. The execution and delivery of this Agreement by the Seller do not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Acte de Constitution of the Seller or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which the Seller is a party or is bound except where the occurrence of any such event would not have a material adverse effect on the consummation of the transactions contemplated hereby. Except for the filings with the SEC and various state securities authorities with regard to the IPO and the filings required under the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to the Seller, in connection with the execution and delivery by the Seller of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain or make any of the foregoing would not have a material adverse effect on the consummation of the transactions contemplated hereby.

                  3.4 Litigation. There is no suit, action, proceeding, claim or investigation pending, or, to the knowledge of Seller, threatened against the Seller which, if pursued and/or resulting in a judgment, would have a material adverse effect on the right of the Seller to consummate the transactions contemplated hereby.

                  3.5 Shares. The Seller owns the Acquired Shares free and clear of any liens, claims or encumbrances of any nature. Except as contemplated by the Stockholders' Agreement, the Seller has not granted any option or right, and is not a party to any other agreement, and no such option, right or agreement exists, which requires, or which upon the passage of time, the payment of money or the occurrence of any other event, may require, the Seller to transfer any of the Seller's Shares to any one other than Purchaser. When Purchaser acquires the Acquired Shares from the Seller as contemplated by this Agreement, the Purchaser will receive them free and clear of any liens, claims or encumbrances of other persons, other than liens, claims or encumbrances resulting from acts of Purchaser.

         4.       REPRESENTATIONS AND WARRANTIES OF PURCHASER.

                  Purchaser represents and warrants to, and for the benefit of, the Seller and Keebler as follows:

                  4.1 Organization and Standing. Purchaser is a duly organized and validly existing corporation in good standing under the laws of the State of Georgia.


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                  4.2      Authority and Status. Purchaser has the corporate
capacity and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and each and every agreement, document, and instrument provided for herein have been duly authorized and approved by its Board of Directors and this Agreement has been duly executed and delivered by Purchaser. This Agreement and each and every other agreement, document, and instrument to be executed, delivered and performed by Purchaser in connection herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Purchaser, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable general equitable principles (whether considered in a proceeding in equity or at law) or by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

                  4.3 Agreement Does Not Violate Other Instruments. The execution and delivery of this Agreement by Purchaser do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Articles of Incorporation, as amended, or Bylaws, as amended, of Purchaser, or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which Purchaser is a party or is bound, except where the occurrence of any such event would not have a material adverse effect on the consummation of the transactions contemplated hereby. Except for the filings with the SEC and various state securities authorities with regard to the IPO and the filings required under the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to Purchaser, in connection with the execution and delivery by Purchaser of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain or make any of the foregoing would not have a material adverse effect on the consummation of the transactions contemplated hereby.

                  4.4 Litigation. There is no suit, action, proceeding, claim or investigation pending, or, to the knowledge of Purchaser, threatened against or affecting Purchaser which, if pursued and/or resulting in a judgment, would have a material adverse effect on the right of Purchaser to consummate the transactions contemplated hereby.

         5.       REPRESENTATIONS AND WARRANTIES OF KEEBLER.

                  Keebler represents and warrants to, and for the benefit of, the Seller and Purchaser as follows:

                  5.1 Organization and Standing. Keebler is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware.


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                  5.2      Authority and Status. Keebler has the corporate
capacity and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Keebler of this Agreement and each and every agreement, document, and instrument provided for herein have been duly authorized and approved by its Board of Directors and this Agreement has been duly executed and delivered by Keebler. This Agreement and each and every other agreement, document, and instrument to be executed, delivered and performed by Keebler in connection herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Keebler, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable general equitable principles (whether considered in a proceeding in equity or at law) or by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

                  5.3 Agreement Does Not Violate Other Instruments. The execution and delivery of this Agreement by Keebler do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Articles of Incorporation, as amended, or Bylaws, as amended, of Keebler, or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which Keebler is a party or is bound, except for (A) any defaults or violations under Keebler's senior credit facility, which defaults or violations shall have been waived or cured on or prior to the Closing Date and (B) Keebler's obligation to make an offer to purchase its Senior Subordinated Notes due 2006 from the holders thereof at a purchase price of 101% of the principal amount thereof after the Closing, which obligation shall be satisfied by Keebler in accordance with the provisions of the indenture governing such senior subordinated notes. Except for the filings with the SEC and various state securities authorities with regard to the IPO and the filings required under the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to Keebler, in connection with the execution and delivery by Keebler of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain or make any of the foregoing would not have a material adverse effect on the consummation of the transactions contemplated hereby.

                  5.4 Litigation. There is no suit, action, proceeding, claim or investigation pending, or, to the knowledge of Keebler, threatened against or affecting Keebler which, if pursued and/or resulting in a judgment, would have a material adverse effect on the right of Keebler to consummate the transactions contemplated hereby.

         6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.

                  All of the obligations of Purchaser to consummate the purchase of the Acquired Shares contemplated by this Agreement shall be contingent upon and subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Purchaser for purposes of consummating such


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transactions, but without prejudice to any other right or remedy which they may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of Seller contained in this Agreement or any other certificate or instrument furnished by Seller hereunder.

                  6.1 Representations True at Closing. The representations and warranties made by Seller and Keebler to Purchaser in this Agreement and the Exhibits and Annexes hereto shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, except for changes contemplated by this Agreement.

                  6.2 Covenants of Seller and Keebler. Each of Seller and Keebler shall have duly performed all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date, and a duly authorized officer of each of Seller and Keebler shall deliver to Purchaser certificates dated as of the Closing Date certifying, as to themselves only, to the fulfillment of this condition and the condition set forth in Section 6.1 hereof.

                  6.3 No Injunction, Etc. No action, proceeding, investigation, regulation or legislation which is related to or arises out of this Agreement or the transactions contemplated hereby shall have been instituted, threatened or proposed before any court, governmental agency or legislative body which is reasonably likely to enjoin, restrain, prohibit or obtain substantial damages from Purchaser or Keebler in respect of, this Agreement or the consummation of the transactions contemplated hereby.

                  6.4 Approvals. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law and all applicable waiting periods under the HSR Act shall have expired or been terminated.

                  6.5 Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC, and no stop order suspending effectiveness shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing. The shares of Keebler Stock to be sold by the Seller and Bermore pursuant to the Registration Statement shall have been registered for issuance under all applicable Blue Sky laws or shall be exempt from such registration, and no stop order shall have been issued with respect to the issuance or sale of such securities by any Blue Sky authority.

                  6.6 Closing of IPO. The closing of the IPO shall have occurred contemporaneously with the Closing.

                  6.7 No Amendment, Extension or Termination of Underwriting Agreement. Seller shall not have terminated or have materially amended, extended or otherwise modified the Underwriting Agreement without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed).

         7.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER TO
                  CLOSE.

         All of the obligations of Seller to consummate the sale of the Acquired Shares contemplated by this Agreement shall be contingent upon and subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part by Seller, but without prejudice to any other right or remedy which they may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of, Purchaser contained in this Agreement, or any certificate or instrument furnished by it hereunder.

                  7.1 Representations True at Closing. The representations and warranties made by Purchaser and Keebler to Seller in this Agreement and the Exhibits and Annexes hereto shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, except for changes contemplated by this Agreement.

                  7.2 Covenants of Purchaser and Keebler. Each of Purchaser and Keebler shall have duly performed all of the covenants, acts and undertakings to be performed by them on or prior to the Closing Date, and a duly authorized officer of each of Purchaser and Keebler shall deliver certificates dated as of the Closing Date certifying, as to themselves only, to the fulfillment of this condition and the condition set forth under Section 7.1 above.

                  7.3 No Injunction, Etc. No action, proceeding, investigation, regulation or legislation which is related to or arises out of this Agreement or the transactions contemplated hereby shall have been instituted, threatened or proposed before any court, governmental agency or legislative body which is reasonably likely to enjoin, restrain, prohibit or obtain substantial damages from Seller or Keebler in respect of, this Agreement or the consummation of the transactions contemplated hereby.

                  7.4 Approvals. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities and all courts whose approvals are required by law and all applicable waiting periods under the HSR Act shall have expired or been terminated.

                  7.5 Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC, and no stop order suspending effectiveness shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing. The shares of Keebler Stock to be sold by the Seller and Bermore pursuant to the Registration Statement shall have been registered for issuance under all applicable Blue Sky laws or shall be exempt from such registration, and no stop order shall have been issued with respect to the issuance or sale of such securities by any Blue Sky authority.

                  7.6 Closing of IPO. The closing of the IPO shall have occurred contemporaneously with the Closing.

         8.       CLOSING.

                  8.1 Time and Place of Closing. The consummation of the transactions provided for in this Agreement (herein referred to as the "Closing") shall be held at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019, contemporaneously with, and conditioned upon, the closing of the IPO (herein referred to as the "Closing Date") unless another place or date is agreed to in writing by the Seller and Purchaser.

                  8.2 Transactions at Closing. At the Closing, each of the following transactions shall occur:

                           8.2.1    Seller's Performance.  Seller shall deliver
to Purchaser and Keebler the following:

                                    8.2.1.1    all certificates representing the
Acquired Shares, duly endorsed for transfer or accompanied by instruments of transfer reasonably satisfactory in form and substance to Purchaser and its counsel;

                                    8.2.1.2    the certificate of a duly
authorized officer of the Seller described in Section 6.2;

                                    8.2.1.3    certified copies of resolutions
of the Board of Directors of the Seller approving the transactions set forth in and contemplated by this Agreement;

                                    8.2.1.4    certificates of incumbency for
the officers of the Seller who are executing this Agreement and the other documents contemplated hereby;

                                    8.2.1.5    resignation of the Director of
Keebler described in Section 2.8; and

                                    8.2.1.6    such other evidence of the
performance of all covenants and satisfaction of all conditions required of Seller by this Agreement, at or prior to the Closing, as Purchaser, or its counsel may reasonably require.

                           8.2.2    Performance by Purchaser.  Purchaser shall
deliver to the Seller and Keebler the following:

                                    8.2.2.1    the Purchase Price payable to
Seller by wire transfer of same day funds to the account or accounts designated by Seller in writing at least two (2) business days prior to Closing;

                                    8.2.2.2    the certificate of a duly
authorized officer of Purchaser described in Section 7.2;

                                    8.2.2.3    certificate of incumbency of the
officers of Purchaser who are executing this Agreement and the other documents contemplated hereby;

                                    8.2.2.4    certified copies of resolutions
of the Board of Directors of the Purchaser approving the transactions set forth in and contemplated by this Agreement; and

                                    8.2.2.5    such other evidence of the
performance of all the covenants and satisfaction of all of the conditions required of Purchaser by this Agreement at or before the Closing as the Seller or its counsel may reasonably require.

                           8.2.3    Performance by Keebler.  Keebler shall
deliver to the Seller and Purchaser the following:

                                    8.2.3.1    the certificate of a duly
authorized officer of Keebler described in Sections 6.2 and 7.2;

                                    8.2.3.2    certificate of incumbency of the
officers of Keebler who are executing this Agreement and the other documents contemplated hereby;

                                    8.2.3.3    certified copies of resolutions
of the Board of Directors of the Keebler approving the transactions set forth in and contemplated by this Agreement;

                                    8.2.3.4    FIRPTA Certificate and Notice to
Internal Revenue Service Pursuant to Reg. ss. 1.897-2(H) in form and substance to comply with Treasury Regulations Sections 1.1445-2(c)(3)(i) and 1.897-2(h); and

                                    8.2.3.5    such other evidence of the
performance of all the covenants and satisfaction of all of the conditions required of Keebler by this Agreement at or before the Closing as the Seller, Purchaser or their counsel may reasonably require.

         9.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                  9.1 Survival of Representations and Warranties of the Seller. All representations, warranties, agreements, covenants and obligations made or undertaken by the Seller in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by Purchaser and Keebler, shall survive the Closing hereunder, and shall not merge in the performance of any obligation by any party hereto.

                  9.2 Survival of Representations and Warranties of Purchaser. All representations, warranties, agreements, covenants and obligations made or undertaken by Purchaser in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by the Seller and Keebler, shall survive the Closing hereunder and shall not merge in the performance of any obligation by any party hereto.

                  9.3 Survival of Representations and Warranties of Keebler. All representations, warranties, agreements, covenants and obligations made or undertaken by Keebler in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by Purchaser and Seller, shall survive the Closing hereunder, and shall not merge in the performance of any obligation by any party hereto.

         10.      TERMINATION.

                  10.1 Method of Termination Prior to Closing. This Agreement shall terminate immediately (a) if the Underwriting Agreement has not been (i) executed by the parties thereto and (ii) prior to such execution, consented to by Flowers in writing, in each case by 11:59 p.m. on the date hereof, or (b) upon termination or abandonment of the Underwriting Agreement by the parties thereto without any further action by the parties hereto, and may also be terminated or abandoned prior to Closing only by the mutual written consent of Purchaser and Seller, notwithstanding prior approval by either of such corporations.

                  10.2 Effect of Termination Prior to Closing. In the event of a termination of this Agreement, prior to Closing (i) each party shall pay the costs and expenses incurred by it in connection herewith, (ii) no party (or any of its officers, directors, employees, agents, representatives) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder, (iii) each party shall retain any and all rights attendant to any breach of any covenant, representation or warranty made hereunder and (iv) the Stockholders' Agreement shall remain in full force and effect.

                  10.3 Termination Following Closing. Should Closing occur, this Agreement (i) shall not terminate, (ii) shall be in full force and effect ,
(iii) shall be binding on any party hereto until January 26, 2006, and (iv) as of January 26, 2006, (A) shall terminate, (B) shall thereafter have no further forces or effect, and (C) shall not be binding any party hereto except that the provisions contained in Annex A hereto which by their terms are applicable after consummation of an offering made pursuant thereto (including, without limitation, provisions relating to indemnification and contribution) shall continue to remain in full force and effect as provided therein with respect to offerings made pursuant thereto prior to January 26, 2006..

         11.      REGISTRATION RIGHTS.

                  11.1 The procedures and further agreements of the parties hereto regarding the Seller's Registration Rights for Seller's Shares which are not sold to Purchaser pursuant to this Agreement and not sold in the IPO are set forth in Annex A to this Agreement and incorporated herein by reference.

         12.      DIRECTORS DESIGNATED BY SELLER; RIGHT OF FIRST REFUSAL.

                  12.1 Election of Directors. From and after the Closing Date, Seller shall be entitled to nominate two (2) individuals for election to the Keebler Board of Directors, provided, however, that if Seller (together with its Affiliates) ceases to beneficially own at least 6,879,000 shares of Keebler Stock on a fully-diluted basis, Seller shall only be entitled to nominate one
(1) individual for election to the Keebler Board of Directors pursuant to this
Section 12.1, and provided, further, that if Seller (together with its Affiliates) ceases to beneficially own at least 2,866,250 shares of Keebler Stock on a fully-diluted basis, Seller shall no longer be entitled to nominate an individual to the Keebler Board of Directors pursuant to this Section 12.1. Purchaser agrees to vote, in person or by proxy, or to enter into written consents in respect of, all of the Keebler Stock owned by Purchaser at any annual or special meeting of the stockholders of Keebler called for the purpose of voting on the election of Directors or by consensual action of stockholders without a meeting with respect to the election of Directors, in favor of the election of the individuals nominated by Seller in accordance with this Section
12.1. At all times Seller shall have the right to recommend the removal, with or without cause, of such Directors and the nomination of a replacement therefor. At such time as Seller (together with its Affiliates) becomes the beneficial owner of less than 6,879,000 shares of Keebler Stock, on a fully-diluted basis, Seller shall cause one of the Directors nominated by it and then serving on the Keebler Board of Directors pursuant to this Section 12.1 to tender his or her resignation. At such time as Seller (together with its Affiliates) becomes the beneficial owner of less than 2,866,250 shares of Keebler Stock, on a fully diluted basis, Seller shall cause each of the Directors nominated by it and then serving on the Keebler Board of Directors pursuant to this Section 12.1 to tender his or her resignation. Only Keebler Stock owned by Seller on the date hereof shall be counted for purposes of determining whether Seller (together with its Affiliates) holds the requisite percentages to be entitled to nominate Directors. In addition, for so long as Seller is entitled to nominate at least one Director, it may designate one of its nominees to sit on each committee of the Board of Directors unless such director is prohibited from sitting on such committee under the rules of any applicable stock exchange or regulatory authority.

                  12.2 Vacancies. In the event a vacancy is created on the Board by reason of the death, removal or resignation (other than a vacancy pursuant to Section 12.1 resulting from the reduction in the number of shares of Keebler Stock beneficially owned by Seller and its Affiliates) of any one of the Seller Directors, the parties hereby agree to cause Keebler's Board of Directors to promptly hold a special meeting of the Board or to enter into a written consent of Directors without a meeting, and to designate a person selected in accordance with Section 12.1 hereof to fill such vacancy until the next annual meeting of stockholders of Keebler and, if necessary, in favor of removing any director, if any, who had been elected to fill such vacancy otherwise than in accordance with the selection procedures of Section 12.1 hereof. At such next annual meeting of stockholders of Keebler, each of Purchaser and Seller agrees to vote all its shares of Keebler Stock in favor of the person or persons selected in accordance with Section 12.1 for a term equal to the remaining term of the original director whose death, removal or resignation created the vacancy.

                  12.3 Restrictions on Other Agreements.

                           12.3.1    Neither Seller nor Purchaser shall grant
any proxy or enter into or agree to be bound by any voting trust or voting agreement or any stockholder agreements or arrangements of any kind with any Person with respect to any Securities on terms inconsistent with the provisions of this Agreement, including but not limited to, agreements or arrangements with respect to the acquisition or disposition of Securities in a manner which is inconsistent with this Agreement.

                           12.3.2    Seller shall not, without the prior
approval of a majority of the Board of Directors of Keebler (excluding for the purpose of determining whether there is a majority any Seller Director) (a) solicit, or in any way encourage or assist in the solicitation of, proxies with respect to any Securities intended to result in the election of directors of Keebler in opposition to those directors recommended by the Board of Directors of Keebler, so long as such board recommendation is not inconsistent with the terms of this Agreement, nor shall it become a "participant" in any "solicitation" (as such terms are used in Rule 14a-11 under the Exchange Act) relating to any such election or (b) join a "group" (as such term is used in Section 13(d)(3) of the Exchange Act), or otherwise act in concert with any other Person for the purpose of seeking to (i) enter into, directly or indirectly, any merger or business combination involving Keebler (ii) purchase, directly or indirectly, a controlling interest in Keebler or (iii) change the directors of Keebler, so long as, with respect to clauses (i), (ii) and (iii), Seller has received prior written notification from Keebler that such action is opposed by a majority of the Board of Directors of Keebler (excluding for the purpose of determining whether there is a majority any Seller Director); it being understood that neither (a) nor (b) shall prevent (x) soliciting efforts by Seller not as a member of a "group" or in concert with any other Person either in favor of or against any transaction (including a merger or other business combination) involving Keebler or its stockholders or (y) the sale of shares of Keebler Stock by Seller at any time to any Person.

                           12.3.3    By execution of this Agreement, each of
Seller and Purchaser represents that it is not presently a party to, or bound by, any arrangement prohibited by this Section 12.3.

                  12.4 The procedures and further agreements of the parties hereto regarding the grant by Seller to Keebler of a right of first refusal in respect of the Seller's Shares (other than the Acquired Shares and Seller's Shares sold in the IPO) are set forth in Annex B to this Agreement and incorporated herein by reference.

         13.      SELLER CONSENT RIGHTS.

                  13.1     Corporate Actions.

                           13.1.1     From the Closing Date until the earlier
of (i) the date on which Seller (together with its Affiliates) beneficially owns less than 4,586,000 shares of Keebler Stock or (ii) thirty-six (36) months after the termination of the Lockup Period (such period, the "Standard Consent Period"), the actions set forth in subsections (b), (c), (e) and (f) of Annex C shall require the prior written consent of Seller, and Keebler and Purchaser shall not take or permit to be taken any such actions without such prior written consent; provided, however, that the Extension Period shall be added to, and extend, the thirty-six (36) month period set forth in (ii) above.

                           13.1.2   From the Closing Date until the date on
which Seller (together with its Affiliates) beneficially owns less than 2,293,000 shares of Keebler Stock, the actions set forth in subsections (a) and
(g) of Annex C shall require the prior written consent of Seller, and Keebler and Purchaser shall not take or permit to be taken any such action without such prior written consent.

                           13.1.3    From the Closing Date until the earlier of
(i) the date on which Seller (together with its Affiliates) beneficially owns less than 4,586,000 shares of Keebler Stock or (ii) thirty-six (36) months after the Closing Date (such period, the "CEO Consent Period"), the action set forth in subsection (d) of Annex C shall require the prior written consent of at least one of the Seller Directors, and Keebler and Purchaser shall not take or permit to be taken any such action without such prior written consent; provided, however, that the Extension Period shall be added to, and extend, the thirty-six
(36) month period set forth in (ii) above.

                           13.1.4    With respect to each of the actions set
forth in subsections (a) through (g) of Annex C, the actions set forth in subsection (h) of Annex C shall require the prior written consent of Seller, and Keebler and Purchaser shall not take or permit to be taken any such action without such prior written consent, for so long as each such underlying action requires such prior written consent.

                  13.2     Purchases of Keebler Stock.

                           13.2.1    From the Closing Date until the earlier of
(i) the date on which Seller (together with its Affiliates) beneficially owns less than 4,586,000 shares of Keebler Stock or (ii) twenty-four (24) months after the termination of the Lockup Period (such period, the "Initial Stock Repurchase Consent Period"), any purchase of shares of Keebler Stock by Purchaser or Keebler (other than purchases (A) by Purchaser or Keebler pursuant to put rights contained in agreements in effect on the Closing Date, (B) by Purchaser or Keebler from Artal or Management so long as such shares of Keebler Stock are not part of the Public Float at the time of purchase, (C) by Keebler from Bermore of Bermore's Shares which are permitted to be transferred by Bermore as a "Monthly Transfer" pursuant to Section 4.2(e) of the Bermore Agreement or by Purchaser or Keebler, as the case may be, pursuant to the tag-along and drag-along rights contained in Sections 4.3 and 4.4 of the Bermore Agreement and (D) by Purchaser and Keebler which together, in the aggregate with any prior such purchases, do not exceed fifteen percent (15%) of the Public Float in Keebler Stock immediately after the Closing) shall not be consummated without the prior written consent of Seller, and Keebler and Purchaser shall not take or permit to be taken any such action without such prior written consent; provided, however, that the Extension Period shall be added to the twenty-four
(24) month period set forth in (ii) above; and provided, further, that Purchaser will have the right at any time to purchase the number of shares of Keebler Stock required to maintain beneficial ownership of at least fifty-one percent (51%) of Keebler Stock on a fully diluted basis.

                           13.2.2    After the expiration of the Initial Stock
Repurchase Consent Period (including any Extension Period added thereto) and until the earlier of (i) the date on which Seller (together with its Affiliates) beneficially owns less than 4,586,000 shares of Keebler Stock or (ii) thirty-six
(36) months after the termination of the Lockup Period (the Second Stock Repurchase Consent Period), any purchase of shares of Keebler Stock by Purchaser or Keebler (other than purchases (A) by Purchaser or Keebler pursuant to put rights contained in agreements in effect on the Closing Date, (B) by Purchaser or Keebler from Artal, Bermore or Management so long as such shares of Keebler Stock are not part of the Public Float at the time of purchase , (C) by Keebler from Bermore of Bermore's Shares which are permitted to be transferred by Bermore as a "Monthly Transfer" pursuant to Section 4.2(e) of the Bermore Agreement or by Purchaser or Keebler, as the case may be, pursuant to the tag-along and drag-along rights contained in Sections 4.3 and 4.4 of the Bermore Agreement and (D) by Purchaser and Keebler which together, in the aggregate with any prior such purchases during the Second Stock Repurchase Consent Period and purchases made during the Initial Stock Repurchase Consent Period, do not exceed fifteen percent (15%) of the Public Float in Keebler Stock on the date immediately preceding any such purchase) shall not be consummated without the prior written consent of Seller, and Keebler and Purchaser shall not take or permit to be taken any such action without such prior written consent; provided, however, that the Extension Period shall be added to the thirty-six (36) month period set forth in (ii) above, and provided, further, that Purchaser will have the right at any time to purchase the number of shares of Keebler Stock required to maintain beneficial ownership of at least fifty-one percent (51%) of Keebler Stock on a fully diluted basis.

                  13.3 Sales of Keebler Stock. Until the expiration of the Standard Consent Period (including any Extension Period added thereto), the Purchaser agrees not to sell any shares of Keebler Stock without the prior written consent of Seller, and Purchaser shall not take or permit to be taken any such action without such prior written consent, other than private placements of Keebler Stock by Purchaser in connection with any strategic joint venture or other similar transactions entered into by Purchaser so long as Purchaser retains a majority of the economic benefit and the controlling voting interest in such joint venture or other similar entity.

                  13.4 For purposes of this Agreement, the "Extension Period" shall mean the period equal to the aggregate periods of any postponements or suspensions made pursuant to Section 1.1(g) of Annex A, excluding the first thirty days of the first such postponement or suspension; provided, however, that the Extension Period shall extend the Standard Consent Period, the CEO Consent Period, the Initial Stock Repurchase Consent Period or the Second Stock Repurchase Consent Period only if such postponements or suspensions occur prior to the end of such respective period and shall only extend such respective period for the lesser of (i) one hundred eighty (180) days or (ii) that number of days that would provide for a full number of days in the respective period if there had not been a postponement or suspension. Should there be any postponement or suspension occurring during the Extension Period then the Extension Period shall be extended further for the amount of time of each such postponement or suspension.

                  13.5 No After Acquired Shares. For purposes of calculating the share ownership of Seller (together with its Affiliates) under this Agreement (including, without limitation, Articles 12 and 13 hereof) only the shares owned by Seller as of the date hereof shall be counted and any shares acquired by Seller or any of its Affiliates after the date hereof (except for shares owned as of the date hereof by Seller or any of its Affiliates which are subsequently acquired by Seller or any Affiliate through transfers among themselves) shall not be counted.

                  13.6 Beneficial Ownership. For purposes of this Agreement, Seller (together with its Affiliates) shall be deemed to beneficially own shares of Keebler Stock if they would be deemed a beneficial owner for purposes of Rule 13d-3 of the Exchange Act.

         14.      GENERAL PROVISIONS.

                  14.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, mailed by registered or certified mail, return receipt requested, or sent by Federal Express or other nationally recognized overnight delivery service addressed as follows:

                           14.1.1    If to the Seller:

                           Artal Luxembourg S.A.
                           39 Boulevard Royal
                           Luxembourg City, Luxembourg
                           Attn:  Managing Director

                           with copies to:

                           c/o The Invus Group, Ltd.
                           135 E. 57th Street, 30th Floor
                           New York, New York 10022
                           Attn:  Raymond Debbane

                           and:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York  10017
                           Attn:  Robert E. Spatt, Esq.

                           14.1.2    If to Purchaser:

                           G. Anthony Campbell, Esq.
                           Flowers Industries, Inc.
                           1919 Flowers Circle
                           Thomasville, Georgia 31757
                           with a copy to:

                           Robert W. Smith, Esq. and
                           Barry J. Stein, Esq.
                           Jones, Day, Reavis & Pogue
                           3500 SunTrust Plaza
                           303 Peachtree Street, N.E.
                           Atlanta, Georgia 30308-3242

                           14.1.3    If to Keebler:

                           Thomas E. O'Neill, Esq.
                           Keebler Company
                           677 Larch Avenue
                           Elmhurst, Illinois 60126

                           with a copy to:

                           Bruce A. Toth
                           Winston & Strawn
                           35 West Wacker Drive
                           Chicago, Illinois 60601

                           14.1.4    If delivered personally, the date on which
a notice, request, instruction or document is delivered shall be the date on which such delivery is made. If delivered by mail or overnight delivery service, the date on which such notice, request, instruction or document is received shall be the date of delivery. In the event any such notice, request, instruction or document is mailed or sent to a party in accordance with this
Section 13.1 and is returned to the sender as nondeliverable, then such notice, request, instruction or document shall be deemed to have been delivered or received on the fifth day following the deposit of such notice, request, instruction or document in the United States mails or overnight delivery service, as the case may be.

                           14.1.5    Any party hereto may change its address
specified for notices herein by designating a new address by notice in accordance with this Section 12.1.

                  14.2 Certificates Representing Seller's Shares. Immediately upon consummation of the Closing, Keebler will deliver to Seller validly issued and executed stock certificates representing the remaining Seller's Shares, which certificates shall no longer bear the legends currently required by the Stockholders' Agreement.

                  14.3     Remedies.

                           14.3.1    Each party hereto shall have all rights and
remedies reserved for such party pursuant to this Agreement, Keebler's certificate of incorporation and by-laws and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law or equity. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or equity.

                           14.3.2    The parties hereto agree that if any
parties seek to resolve any dispute arising under this Agreement pursuant to a legal proceeding, the "prevailing" parties to such proceeding shall be entitled to receive reasonable fees and expenses (including reasonably attorneys' fees and expenses) incurred in connection with such proceedings. For purposes of this
Section 14.3.2, a party shall be deemed to be a "prevailing" party only if it prevails on each element of its claim (including the amount and type of damages sought). If neither party is the prevailing party, the parties agree to request the court or other decision making body to make a separate determination as to the allocation of fees and expenses.

                           14.3.3    It is acknowledged that it will be
impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

                  14.4     Brokers.

                           14.4.1    Seller agrees to indemnify and hold
harmless the Purchaser from and against any fee, claim, loss, or expense arising out of any claim by any investment banker, broker or finder employed or alleged to have been employed by it.

                           14.4.2    Purchaser agrees to indemnify and hold
harmless the Seller from and against any fee, claim, loss, or expense arising out of any claim by any investment banker, broker or finder employed or alleged to have been employed by it.

                           14.4.3    Keebler agrees to indemnify and hold
harmless the Purchaser and the Seller from and against any fee, claim, loss or expense arising out of any claim by any investment banker, broker, or finder employed or alleged to have been employed by it.

                  14.5 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

                  14.6 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

                  14.7 Expenses. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the closing of the transactions contemplated hereby, including, without limiting the generality of the foregoing, all fees and expenses of brokers, agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same. Notwithstanding the foregoing, except for the underwriting discounts in respect of the Seller's Shares sold in the IPO and Seller's out-of-pocket expenses, Keebler will bear all costs and expenses in connection with the registration of Seller's Shares in the Registration Statement, review and finalization of underwriting arrangements and all other aspects of the IPO in accordance with Annex A of the Stockholders' Agreement (except that the reasonable fees and disbursements of Seller's counsel related to the IPO shall also be borne by Keebler).

                  14.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. Except as provided in Section 1.9 of Annex A, this Agreement shall not be assignable by Seller, Purchaser or Keebler without the prior written consent of Seller and Purchaser, except that Seller may transfer all or any portion of the Seller's Shares, including all rights and obligations hereunder associated with beneficial ownership of such Seller's Shares, to any of its Affiliates (excluding Keebler) and any such Affiliate shall be subject to all of the rights and obligations contained in this Agreement applicable to Seller.

                  14.9 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

                  14.10 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein, except that the provisions contained in Annex A of the Stockholders' Agreement which by their terms are applicable after the consummation of an offering made pursuant thereto (including without limitation, provisions relating to indemnification and contribution) shall continue in full force and effect as provided therein with respect to Seller's Shares sold in the IPO. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by Purchaser and Seller. Any such change, waiver, discharge or termination may be made without the agreement of Keebler, unless such change, waiver, discharge or termination would materially and adversely affect Keebler's rights and obligations hereunder.

                  14.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles thereof regarding conflict of laws, except for matters directly within the purview of the DGCL.

                  14.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                  14.13 Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

                  14.14 Exhibits Incorporated. All Exhibits and Annexes attached hereto are incorporated herein by reference.

                  14.15 Time of Essence. Time is of the essence in this Agreement.

                  14.16 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law. The parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (iii) the remaining provisions shall remain enforceable to the extent permitted by law.

                  14.17    Jurisdiction; Venue; Process.

                           14.17.1    The parties to this Agreement agree that
jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall properly lie and shall be brought in any federal or state court located in the State of New York. By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself or himself and in respect of its or his property with respect to such action. The parties hereto irrevocably agree that venue would be proper in such court, and hereby irrevocably waive any objection that such court is an improper or inconvenient forum for the resolution of such action.

                           14.17.2    Seller hereby irrevocably and
unconditionally designates and directs Mr. David Van Zandt, with offices on the date hereof at Northwestern University School of Law, 357 East Chicago Avenue, Chicago, Illinois 60611, as its agent to receive service of any and all process and documents on its behalf in any legal action or proceeding related to this Agreement and agrees that service upon such agent shall constitute valid and effective service upon Seller and that failure of such agent to give any notice of such service to Seller shall not affect or impair in any way the validity of such service or of any judgment rendered in any action or proceeding based thereon.

                  14.18 Mutual Waiver of Jury Trial. The parties hereto waive all right to trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies under this Agreement or any documents related hereto.

                  14.19 Financial Statements. At all times while Seller is entitled to nominate a Seller Director to serve on the Board of Directors of Keebler, Keebler shall deliver to any person who is a Seller Director (on behalf of Seller and such person who is a Seller Director) all information furnished to any person who is a director of Keebler (or to any related or associated person on his or her behalf), and any person who is a Seller Director (and up to three other individuals who are designated by Seller in writing from time to time to act on behalf of Seller and such person who is a Seller Director) may request (on behalf of Seller and such person who is a Seller Director) and will receive from any of Keebler's executive officers a copy of any written information or report which has been generated by Keebler; provided, however, that Keebler shall not be required to draft or generate specifically for Seller and any such person who is a Seller Director any new information or report not otherwise prepared; and provided, further, that the scope and timing of any such request do not unreasonably interfere with management's ability to conduct the business of Keebler or the ability of any particular executive officer to perform his duties. Any person who is a Seller Director (and up to three other individuals who are designated by Seller in writing from time to time to act on behalf of Seller and such person who is a Seller Director) may also contact any of Keebler's executive officers from time to time to receive (on behalf of Seller and such person who is a Seller Director) an oral report on the status of Keebler's operations and business; provided, that the scope and timing of any such contact do not unreasonably interfere with management's ability to conduct the business of Keebler or the ability of any particular executive officer to perform his duties. Seller hereby covenants to keep all such information and reports confidential and, without Keebler's prior written consent, not to disclose (except (i) as required by judicial or administrative order or (ii), in the written opinion of counsel for Seller, as required by law) any such information or reports other than to those of its officers, directors, employees, advisors and representatives with a need to know the information contained therein; provided that each such person, as well as the Seller Directors and the three other individuals who are designated from time to time as described above, shall be informed of the confidential nature of the information and reports and Seller will be responsible for any breach of this provision by any such person. The preceding sentence shall be inoperative as to any particular information or report if it (i) becomes generally available to the public other than as a result of a disclosure by Seller or its officers, directors, employees, advisors or representatives in violation of the preceding sentence, (ii) was available to Seller or any such person on a non-confidential basis at or prior to the time of its disclosure to Seller or any such person by Keebler or its executive officers or (iii) becomes available to Seller on a nonconfidential basis from a source other than Keebler or its executive officers, when Seller has no reasonable basis to believe that such source is prohibited by a legal, contractual or fiduciary obligation from making such disclosure to Seller or any such person.

                  14.20 Antidilution. The parties recognize that all references to amounts of shares of Keebler Stock and the price per share to be paid by Purchaser for any such shares referenced herein give effect to a 1-for-10 reverse stock split that occurred prior to the date hereof and assumes consummation of a 57.325-for-1 stock split of the Keebler Stock to be consummated by the Company immediately prior to Closing. An appropriate and proportionate adjustment shall be made to all references to amounts of shares of Keebler Stock referenced herein for any event, subsequent to Closing, whereby the outstanding shares of Keebler Stock shall be, without consideration, increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes to Keebler's capitalization.

                  IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.





                                       FLOWERS INDUSTRIES, INC.
                                       "Purchaser"



                                       By:    /s/ Robert P. Crozer
                                          -------------------------------------
                                          Name:   Robert P. Crozer
                                               --------------------------------
                                          Title:  Vice Chairman
                                                -------------------------------

                                       ARTAL LUXEMBOURG S.A.
                                       "Seller"



                                       By:    /s/ Paul R. Komler
                                          -------------------------------------
                                          Name:   Paul R. Komler
                                               --------------------------------
                                          Title:  Managing Director
                                                -------------------------------


                                       KEEBLER FOODS COMPANY
                                       "Keebler"

                                       By:   /s/ Thomas E. O'Neill
                                          -------------------------------------
                                          Name:  Thomas E. O'Neill
                                               --------------------------------
                                         Title:  Vice President, Secretary &
                                                -------------------------------
                                                   General Counsel
                                                -------------------------------

                                 LIST OF ANNEXES

Annex A  --  Provisions Relating to Shelf and Demand Registration

Annex B  --  Provisions Relating to Purchaser's Right of First Refusal

Annex C  --  Seller Consent Rights

                                     ANNEX B

                             RIGHT OF FIRST REFUSAL

If, at any time after the Closing, Seller receives a bona fide offer to purchase any or all of its shares of Keebler Stock, (the "Offer") from any of the entities named in a letter signed by the Seller and Purchaser on the date hereof, or from any of such entity's affiliates or successors (the "Offeror"), which Seller wishes to accept, Seller shall cause the Offer to be reduced to writing and shall notify Purchaser in writing (the "Offer Notice") of its wish to accept the Offer. The Offer Notice will disclose in reasonable detail the proposed type and number of shares of Keebler Stock (the "Offered Securities") and the proposed terms and conditions of the transfer (including, in the event that the consideration to be received by Seller in the Offer includes non-cash consideration, Seller's good faith reasonable estimate (the "Seller Estimate") of the cash value of such non-cash consideration), and shall be accompanied by a true copy of the Offer (which shall identify the Offeror). Seller shall not be permitted to accept any such Offer unless the right of first refusal procedures set forth in this Annex B are complied with. Purchaser may elect to purchase all (but not less than all) of such Offered Securities at the price and on the terms specified in the Offer Notice by delivering written notice of such election to Seller as soon as practicable, but in any event within 15 days after delivery of the Offer Notice (the "Election Period"). In the event that the terms of any Offer provide for the delivery of non-cash consideration for the Offered Securities, Purchaser may deliver cash for such Offered Securities in an amount equal to the value of such non-cash consideration either in accordance with the Seller Estimate (or such other amount as agreed by Seller and Purchaser) or, if Purchaser and Seller do not agree, as determined by in investment banking firm of national reputation selected by mutual agreement of Purchaser and Seller, provided, that such investment banking firm shall not have a material direct or indirect financial interest in or other relationship with any of the parties hereto or their respective subsidiaries or affiliates. If Purchaser has elected to purchase all the Offered Securities from Seller, the transfer of such Offered Securities shall be consummated as soon as practicable after the delivery of the election notice, but in any event within 15 days after the expiration of the Election Period (unless a longer period of time is necessary to comply with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in which case such longer period). If Purchaser has not elected to purchase (or has failed within such 15-day period or longer period, if applicable, to purchase after electing to do so) the Offered Securities being offered, Seller may, within 75 days after the date of the Offer Notice, transfer all the Offered Securities to the Offeror at a price no less than the price specified in the Offer Notice and on other terms no less favorable to Seller than those contained in the Offer. If, at the end of such 75 day period, Seller has not completed the transfer of such Offered Securities as aforesaid, all the restrictions or transfer contained in this Annex B shall again be in effect with respect to such Keebler Stock.

                                     ANNEX C

                              SELLER CONSENT RIGHTS

(a) Any amendment to the certificate of incorporation (including any certificate of designations) or bylaws of Keebler or any other related corporate actions such as adoption of a "poison pill" or rights plan by Keebler or electing to opt into the provisions of Section 203 of the DGCL (or any successor statute adopted subsequent to the date hereof by the State of Delaware or, if Keebler reincorporates in a jurisdiction other than the State of Delaware, any similar statute of any such jurisdiction) which could reasonably be expected to adversely affect (except in immaterial respects) or is otherwise inconsistent with (except in immaterial respects), Seller's rights under this Agreement (it being expressly agreed that (i) customary defensive charter, by-law and related provisions or plans adopted or approved by the Board of Directors of Keebler in connection with or after the IPO and (ii) any impediments or restrictions (other than impediments or restrictions (x) imposed pursuant to mandatory applicable law or Annex B hereto or (y) which are immaterial) on (A) Seller's ability to own, vote or dispose of the Seller's Shares or engage in transactions involving Keebler, or
         (B) any acquiror or potential acquiror of Seller's Shares ability to own, vote or dispose of the Seller's Shares or engage in transactions involving Keebler, would adversely affect Seller's rights under, and are inconsistent with the provisions of, this Agreement for purposes of this paragraph (a) of Annex C, and it being expressly acknowledged that the fact that a proposed corporate action not of the nature described in (i) or (ii) of this parenthetical could reasonably by expected to, or does, affect the economic value of the Keebler Stock would not, by itself, subject such matter to the Seller consent right described in this paragraph (a)).

(b) Any merger, consolidation or similar business combination involving Keebler or any sale of substantially all of Keebler's assets or equity, or any reorganization or recapitalization having similar effect, if such transaction results in any consideration other than cash being paid to Keebler shareholders.

(c) Any acquisition or disposition (whether by way of sale, lease, assignment, transfer or other disposition) of assets (including, without limitation, primary or secondary stock or assets of Keebler's subsidiaries) involving aggregate consideration with a value in excess of $250,000,000, other than the sale of goods in the ordinary course of business.

(d) Termination of the Chief Executive Officer or appointment of a Chief Executive Officer other than Samuel K. Reed.

(e) Issuance or sale by Keebler of any capital stock or stock options or securities convertible into or exchangeable for capital stock, other than pursuant to (i) outstanding stock options, (ii) stock options or other executive compensation permitted to be granted pursuant to the proviso set forth in paragraph (f) below, (iii) stock option plans or stock option grants approved by Seller pursuant to Section 13.1 hereof, or (iv) in connection with acquisitions (subject to paragraph (c) above), provided that capital stock issued in connection with such acquisitions (A) shall not exceed in the aggregate $50,000,000 in value (which value shall be determined by (i) multiplying the number of shares of capital stock issued on any one occasion by the closing trading price of such capital stock on the business day immediately preceding such issuance and (ii) aggregating the amounts from each such occasion) from the Closing Date until the period ending during the twelve (12) months following the termination of the Lockup Period; (B) shall not exceed in the aggregate $75,000,000 in value (which value shall be determined by (i) multiplying the number of shares of capital stock issued on any one occasion by the closing trading price of such capital stock on the business day immediately preceding such issuance and (ii) aggregating the amounts from each such occasion) during any consecutive thirty-six (36) month period following the termination of the Lockup Period (including amounts issued pursuant to clause (A)) and (C) shall be issued pursuant to an exemption from registration under the 1933 Act in an unregistered transaction and shall be subject to contractual resale restrictions which extend for a period of no less than one year from the date of issuance.

(f) Grants under currently existing stock option or executive compensation plans or any other stock option or executive compensation plan that provides for the issuance of Keebler Stock or Securities convertible into Keebler Stock; provided that this subparagraph (f) shall not apply to grants of stock options or executive compensation to the extent that such grants or executive compensation provide in the aggregate for further issuances of shares of Keebler Stock after the IPO in an amount equal to no more than four percent (4%) of the amount of Keebler Stock issued, on a fully-diluted basis, immediately upon consummation of the Closing of the IPO.

(g) Any related-party transaction with Keebler, except for transactions in the ordinary course of business on terms no less favorable to Keebler than could be obtained in a comparable arm's-length transaction with an independent third party.

(h)      Any contract or agreement to do any of the foregoing.